Exhibit 10.42

December 12, 2007

Mr. Michael T. Wolfe

26 W 393 Pinehurst Avenue

Winfield, IL 60190

Dear Mike:

I am pleased to confirm the offer of promotion to President Moving Services at SIRVA reporting directly to myself.  This letter supersedes all prior SIRVA offer letters.

Salary Band:  Executive Band 19

Salary: Your salary will increase to $240,000 per year, payable in bi-weekly installments.  The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.

Effective Date:  December 16, 2007

Annual Bonus:  Annual Bonus: You will be eligible to participate in SIRVA’s Management Incentive Program, which at your position has an annualized bonus potential of 70% of base salary, pro-rated based on effective date and subject to terms of the program.  This payment will be subject to taxes and other withholdings, which may be required.

Executive Benefits:

Company Car Allowance:	$13,440 annually
Financial Planning:	$4,200 annually
Executive Physical:	$1,000 annually

Senior Executive Severance Program:  You will be eligible to participate in SIRVA’s Senior Executive Severance Program.  You will receive letter specifying your level of participation in this program.

I have enclosed a copy of this offer letter for your records.  If you are in agreement with the terms contained herein, please sign, date and return the enclosed copy of the offer to me.

Congratulations on your promotion.  We are very excited and look forward to your continued contributions!   If you have any questions, please do not hesitate to call me at 630 570-3510.

Sincerely,

/s/ Robert W. Tieken
Chief Executive Officer

Enclosures: 1 copy of offer letter

Accepted and Agreed to this 12th day of December, 2007

/s/ Michael T. Wolfe